Exhibit (m)(1)

VOYA EQUITY TRUST

NINTH AMENDED AND RESTATED
DISTRIBUTION AND SERVICE PLAN

CLASSES A AND C SHARES

EFFECTIVE NOVEMBER 16, 2017

The following is the Ninth Amended and Restated Distribution and Service Plan, made the 1st day of August, 1998, amended and restated the 16th day of November, 1999, 9th day of May, 2001, 2nd day of November, 2001, 20th day of August, 2002 , 1st day of April, 2009, 29th day of November, 2012, 12th day of September 2014, 2nd day of May, 2017, and this 16th day of November, 2017 for Voya Equity Trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A hereto (each a “Fund,” collectively, the “Funds”), as such schedule may be revised from time to time to add additional series (the “Plan”).

1.                                      (a)                                 Service Fee. Each Fund will pay to Voya Investments Distributor, LLC, a Delaware limited liability company, and each successor principal distributor of such Fund’s shares pursuant to this Plan (each thereof, a “Distributor”), so long as it shall be providing shareholder services, as compensation for providing, or arranging for the provision of, shareholder services in respect of a Fund, a monthly service fee (the “Service Fee”) at the annual rate of 0.25 of 1% of the average net asset value of a Fund, as determined at the close of each business day during the month. The Distributor may pay all or any portion of the Service Fee to securities dealers as service fees pursuant to agreements with such dealers for providing personal services to investors in shares of a Fund and/or the maintenance of shareholder accounts, or may use all or any portion of the Service Fee to pay for expenses of the Distributor (including overhead expenses) incurred in connection with the provision of personal services provided to investors in shares of a Fund and/or the maintenance of shareholder accounts, including without limitation, expenses of personnel and communications equipment used in servicing shareholder accounts. All payments of Service Fees under this plan are intended to qualify as “service fees” within the meaning of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), as in effect from time to time.

(b)                                 Distribution Fee. In addition to the Service Fee, each Fund will pay to each Distributor, as compensation for acting as principal distributor in respect of each class of a Fund’s shares and as reimbursement of the distribution expenditures incurred in connection therewith, including those listed below, its “Allocable Portion” (as hereinafter defined) of a fee (the “Distribution Fee”) computed in respect of such class of shares as follows:  at the annual rate of 0.75 of 1% of the average net asset value of such Fund attributable to Class C shares;  Such expenditures may consist of: (i) commissions to sales personnel for selling shares of a Fund (including interest and other financing costs in the case of Class C shares); (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Distributor in the form of the Selling Group Agreement for the Funds for distribution services rendered in connection with the sale and distribution of shares of a Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to each class of shares of a Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing a Fund’s Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that a Trustees determine are reasonably calculated to result in sales of shares of a Fund.

Any payment of Distribution Fees under this Plan is intended to constitute an “asset-based sales charge” within the meaning of the Conduct Rules of the FINRA.

2.                                      At least quarterly in each year that this Plan remains in effect, each Fund’s Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by a Fund, shall prepare and furnish to the Trustees for their review, and the Trustees shall review, a written report complying with the requirements of Rule 12b-l under the Act regarding the amounts expended by each Fund under the Plan and the purposes for which such expenditures were made.

3.                                      This Plan shall not take effect with respect to a Class of shares of a Fund until it, together with any related agreements, have been approved (a) by a vote of at least the majority of the Trustees, acting separately on behalf of each Fund, as well as a vote of at least a majority of the Trustees, acting separately on behalf of each Fund, who are not interested persons (as defined in the Act) of each Fund and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the Plan or any related agreements, and if required under the Act (b) by a vote of at least a majority (as defined in the Act) of the outstanding shares of the applicable Class of such Fund.

4.                                      This Plan shall have an initial term with respect to each Fund as set forth on Schedule B hereto.  The Plan may be continued thereafter if specifically approved at least annually by vote of at least a majority of the Trustees, acting separately on behalf of each Fund, as well as a majority of the Disinterested Trustees. As to each Class, this Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the Distribution Fees or Service Fees payable hereunder pursuant to Paragraph 1 hereof without the approval of at least a majority (as defined in the Act) of the outstanding shares of the applicable Class and (b) all material amendments to this Plan must be approved by a vote of the Trustees, acting separately on behalf of each Fund, and of the Disinterested Trustees.

5.                                      While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) shall be committed to the discretion of the Disinterested Trustees then in office and any person who acts as legal counsel for the Disinterested Trustees shall be an independent legal counsel (as defined in the Act).

6.                                      With respect to each Class, any related agreements shall be in writing and each shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority (as defined in the Act) of the outstanding voting shares of the applicable Class on not more than 60 days’ written notice to any other party to the agreement; and (b) such agreement shall terminate automatically in the event of its assignment.

7.                                      With respect to each Class, this Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees, acting separately on behalf of each respective Fund, or by vote of a majority (as defined in the Act) of the outstanding voting shares of the applicable Class of each Fund.

8.                                      The Fund(s) shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph B hereof, and any information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees, for a period of not less than six years from the date of this Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.

9.                                      The Declaration of Trust, establishing the Trust, dated June 12, 1998, as amended, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “Voya Equity Trust” refers to the Trustees under the Declaration collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of the Trust and/or the Funds may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust property only shall be liable.

10.                               In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

11.                               The provisions of this Plan are severable for each class of shares of the Fund and if the provisions of this Plan applicable to a particular class of shares are terminated, the remainder of the Plan provisions application to the other remaining classes shall not be invalidated thereby and shall be given full force and effect.

12.                               The provisions of this Plan are severable as to each Fund.  Any action required to be taken under this Plan will be taken separately for each Fund affected by the matter.

IN WITNESS WHEREOF, the Trust, on behalf of each affected Class of each Fund, has adopted this Ninth Amended and Restated Plan on November 16, 2017.

Date last approved by the Board of Trustees: November 16, 2017

SCHEDULE A

with respect to the

NINTH AMENDED AND RESTATED
DISTRIBUTION AND SERVICE PLAN

for

VOYA EQUITY TRUST

Fund	Maximum Class A Combined Distribution and Service Fees	Maximum Class C Combined Distribution and Service Fees
Voya Large Cap Value Fund	0.25%	1.00%
Voya MidCap Opportunities Fund	0.25%	1.00%
Voya Real Estate Fund	0.25%	1.00%
Voya SmallCap Opportunities Fund	0.25%	1.00%
Voya SMID Cap Growth Fund	0.25%	N/A
Voya U.S. High Dividend Low Volatility Fund	0.25%	N/A

SCHEDULE B

with respect to the

NINTH AMENDED AND RESTATED
DISTRIBUTION AND SERVICE PLAN

for

VOYA EQUITY TRUST

Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Real Estate Fund

Voya SmallCap Opportunities Fund

Voya SMID Cap Growth Fund

Voya U.S. High Dividend Low Volatility Fund